                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549






                      PACIFIC CENTURY FINANCIAL CORPORATION




                          EXHIBIT TO CURRENT REPORT ON
                        FORM 8-K DATED November 30, 2000








                          Commission File Number 1-6887

                          [PACIFIC CENTURY LETTERHEAD]

             PACIFIC CENTURY FINANCIAL CORPORATION SEEKING POTENTIAL
                       BUYERS FOR ARIZONA BRANCH FRANCHISE

                              FOR IMMEDIATE RELEASE


        Honolulu, Hawaii (November 30, 2000) -- Pacific Century Financial Corporation has retained Credit Suisse First Boston to serve as the investment banking firm in exploring the possible sale of the nine Arizona branches of its subsidiary Pacific Century Bank (PCB), N.A.

        Pacific Century Bank's nine Arizona branches are located in Phoenix (Airport, Camelback, Central), Scottsdale, Tucson, Green Valley, Mesa, Prescott and Yuma. As of September 30, 2000, PCB in Arizona had total deposits of $410 million and employs approximately 75 people.

        Richard Dahl, President of Pacific Century Financial Corporation, said, "The decision to explore the sale of these assets was a difficult one, and was the result of planning efforts begun in early 2000. It was apparent that Pacific Century's shareholders would be better rewarded by focusing on developing our strong franchise in the small and middle market business of Southern California." PCB has 19 branches in Southern California.

        PCB entered the Arizona market in 1987 with the acquisition of five First National Bank of Arizona branches. In 1997 four branches of Home Savings of America were added to the network. Pacific Century Financial Corporation is a $13.9 billion regional financial services company with locations throughout the Pacific region. Headquartered in Honolulu, Hawaii, Pacific Century and its subsidiaries provide varied financial services to businesses, governments and consumers in four principal markets: Hawaii and West Pacific, South Pacific, Asia and selected markets on the U.S. Mainland. Pacific Century's principal subsidiary, Bank of Hawaii, is the largest commercial bank in the state of Hawaii.

                                       ###